Exhibit (d)(4)

INVESTMENT SUBADVISORY AGREEMENT

AGREEMENT made as of this 4th day of August, 2017, by and between AQR Capital Management, LLC, a Delaware limited liability company (the “Subadviser”), and Brighthouse Investment Advisers, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Adviser serves as investment manager of Brighthouse Funds Trust I (the “Trust”), a Delaware statutory trust which has filed a registration statement (the “Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended (the “1933 Act”) pursuant to a management agreement of even date herewith, as amended from time to time (the “Management Agreement”); and

WHEREAS, the Trust is comprised of several separate investment portfolios, one of which is the AQR Global Risk Balanced Portfolio (the “Portfolio”); and

WHEREAS, the Adviser desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser to assist the Adviser in performing investment advisory services for the Portfolio; and

WHEREAS, the Subadviser is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of rendering investment advisory services to investment companies and other institutional clients and desires to provide such services to the Adviser.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. Employment of the Subadviser. The Adviser hereby employs the Subadviser to manage the investment and reinvestment of the assets of the Portfolio, subject to the control and direction of the Trust’s Board of Trustees, for the period and on the terms hereinafter set forth. The Subadviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Adviser, the Portfolio or the Trust in any way. The Subadviser is hereby granted the authority to (i) place orders for the execution of securities transactions with or through such brokers, dealers or issuers as the Subadviser may reasonably select; (ii) to execute and enter into account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the assets of the Portfolio, provided the Subadviser receives the express agreement and consent of the Adviser and/or the Trust’s Board of Trustees to execute futures account agreements, ISDA Master Agreements and other documents related thereto, which consent shall not be unreasonably withheld, and (iii) open and maintain brokerage accounts, including the entering into or execution of customer agreements relating thereto, of all types on behalf and in the name of the Portfolio and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Subadviser deems desirable or appropriate in accordance with the terms of this Agreement. In such respect, and only for this limited purpose, the Subadviser shall act as the Adviser’s and the Trust’s agent and attorney-in-fact. Notwithstanding anything to the contrary in this Agreement, and subject to the Trust’s Charter Documents (as defined below), except as otherwise specified by notice from the Trust or the Adviser to the Subadviser, the Subadviser may place orders for the execution of transactions hereunder with or through any broker, dealer, futures commission merchant, bank or any other agent or counterparty that the Subadviser may select in its own discretion.

Copies of the Trust’s Registration Statement, Agreement and Declaration of Trust and Bylaws (collectively, the “Charter Documents”), each as currently in effect, have been or will be delivered to the Subadviser prior to the execution of this Agreement. The Adviser agrees, on an ongoing basis, to notify the Subadviser in writing of each change in the fundamental and non-fundamental investment policies and restrictions of the Portfolio before they become effective and to provide to the Subadviser as promptly as practicable copies of all amendments and supplements to the Registration Statement before filing with the Securities and Exchange Commission (“SEC”) and amendments to the Charter Documents. The Adviser will promptly provide the Subadviser with any procedures applicable to the Subadviser adopted from time to time by the Trust’s Board of Trustees and agrees to promptly provide the Subadviser copies of all amendments thereto before they become effective. The Subadviser will not be bound to follow any change in the investment policies, restrictions or procedures of the Portfolio or Trust, however, (i) until it has received written notice of any such change from the Adviser, (ii) until it has been given a reasonable amount of time to implement such change, and (iii) if such change would cause the Subadviser to breach any legal, tax or regulatory requirements applicable to the Subadviser, provided that the Subadviser shall promptly notify the Adviser in writing in the event the Subadviser determines that implementing any such change would cause the Subadviser to breach any legal, tax or regulatory requirements applicable to the Subadviser.

The Adviser shall timely furnish the Subadviser with such additional information as may be reasonably necessary for or requested by the Subadviser to perform its responsibilities pursuant to this Agreement. The Adviser shall cooperate with the Subadviser in setting up and maintaining brokerage accounts, futures accounts, and other accounts the Subadviser deems advisable to allow for the purchase or sale of various forms of securities and other financial instruments pursuant to this Agreement.

2. Obligations of and Services to be Provided by the Subadviser. The Subadviser undertakes to provide the following services and to assume the following obligations:

a. The Subadviser shall manage the investment and reinvestment of the portfolio assets of the Portfolio, all without prior consultation with the Adviser, subject to and in accordance with (i) the investment objective, policies and restrictions of the Portfolio set forth in the Trust’s Registration Statement and the Charter Documents that have been provided to the Subadviser, as such Registration Statement and Charter

Documents may be amended from time to time, provided (A) Subadviser has been given prior notice of, and a reasonable amount of time to implement, any changes or amendments to such documentation, investment objectives, policies and restrictions and (B) any changes or amendments to such documentation, investment objectives, policies and restrictions do not cause the Subadviser to breach any legal, tax or regulatory requirements applicable to the Subadviser, (ii) in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapter M and Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”) including but not limited to, the diversification requirements of Section 817(h) of the Code and the regulations thereunder and (iii) any written instructions which the Adviser or the Trust’s Board of Trustees may issue from time-to-time in accordance therewith, provided Subadviser has been given a reasonable amount of time to implement such instructions and such instructions do not cause the Subadviser to breach any legal, tax or regulatory requirements applicable to Subadviser. In the event the Subadviser does not implement any change or amendment to the Trust’s Registration Statement, Charter Documents, investment objectives, policies or restrictions, or any instruction from the Adviser or the Trust’s Board of Trustees, because such change, amendment or instruction would cause the Subadviser to breach any legal, tax or regulatory requirements applicable to the Subadviser, then the Subadviser shall promptly notify the Adviser in writing of this fact. In pursuance of the foregoing, the Subadviser shall make all determinations with respect to the investment, reinvestment and management of the Portfolio’s assets, including the purchase and sale of portfolio securities and other financial instruments and shall take such action necessary to implement the same. The Subadviser shall render such reports to the Trust’s Board of Trustees and the Adviser as they may reasonably request concerning the investment activities of the Portfolio, provided that the Subadviser shall not be responsible for Portfolio accounting. Unless the Adviser gives the Subadviser written instructions to the contrary, the Subadviser shall, in good faith and in a manner which it reasonably believes best serves the interests of the Portfolio’s shareholders, direct the Portfolio’s custodian as to how to vote such proxies as may be necessary or advisable in connection with any matters submitted to a vote of shareholders of securities held by the Portfolio.

b. To the extent provided in the Trust’s Registration Statement, as such Registration Statement may be amended from time to time, the Subadviser shall, in the name of the Portfolio, place orders for the execution of portfolio transactions with or through such brokers, dealers or other financial institutions as it may select including affiliates of the Subadviser and, complying with Section 28(e) of the Securities Exchange Act of 1934, may pay a commission on transactions in excess of the amount of commission another broker-dealer would have charged.

c. In connection with the placement of orders for the execution of the portfolio transactions of the Portfolio, the Subadviser shall create and maintain all necessary records pertaining to the purchase and sale of securities and other financial instruments by the Subadviser on behalf of the Portfolio in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a)

of the 1940 Act. All records shall be the property of the Trust, provided, however, the Subadviser may maintain copies of all such books and records for regulatory purposes, and shall be available for inspection and use by the SEC, the Trust, the Adviser or any person retained by the Trust at all reasonable times. The Subadviser will furnish copies of such records to the Adviser or the Trust within a reasonable time after receipt of a request from either the Adviser or the Trust. Where applicable, such records shall be maintained by the Subadviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

d. In accordance with Rule 206(4)-7 under the Advisers Act, the Subadviser has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Advisers Act and any rules thereunder by the Subadviser and its supervised persons. Further, the Subadviser reviews, at least annually, its written policies and procedures and the effectiveness of their implementation.

e. The Subadviser shall:

i. Comply with the Adviser’s written compliance policies and procedures pursuant to Rule 38a-1 under the 1940 Act;

ii. Promptly after the completion thereof, provide to the Adviser copies of its annual compliance review report or a summary of the process and findings, as well as a summary of applicable third-party regulatory compliance audits;

iii. Notify the Adviser promptly of any examination, inquiry, investigation or institution of a proceeding by the SEC or other regulators or Self-Regulatory Organization (“SRO”) relating directly or indirectly to the Subadviser’s asset management business, provided such notice will not cause the Subadviser to breach any legal or regulatory requirement or any direction or instruction given by the SEC or any other regulator or SRO; and

iv. Notify the Adviser promptly of any material compliance matters (as defined in Rule 38a-1 under the 1940 Act) and actions taken in response to issues or items raised by the SEC, SRO or other regulators.

f. The Subadviser shall (1) maintain procedures regarding the use of derivatives, and (2) provide such certifications and reports regarding the use of derivatives, including with respect to asset segregation, as may be reasonably requested by the Trust or the Adviser.

g. The Subadviser shall bear its expenses of providing services pursuant to this Agreement, but shall not be obligated to pay any expenses of the Adviser, the Trust, or the Portfolio, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other financial instruments for the Portfolio; and (c) custodian fees and expenses.

h. The Subadviser and the Adviser acknowledge that the Subadviser is not the compliance agent for the Portfolio or for the Adviser, and does not have access to all of the Portfolio’s books and records necessary to perform certain compliance testing. To the extent that the Subadviser has agreed to perform the services specified in this Section 2 in accordance with the Trust’s Registration Statement and Charter Documents, written instructions of the Adviser and any policies adopted by the Trust’s Board of Trustees applicable to the Portfolio, subject to the terms of this Agreement relating thereto (collectively, the “Charter Requirements”), and in accordance with applicable law (including Subchapter M and the diversification requirements of Section 817(h) of the Code, the 1940 Act and the Advisers Act (“Applicable Law”)), the Subadviser shall perform such services based upon its books and records with respect to the Portfolio (as specified in Section 2.c. hereof), which comprise a portion of the Portfolio’s books and records, and upon information and written instructions received from the Trust, the Adviser or the Trust’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with the terms of this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such information and instructions provided by the Trust, the Adviser or the Trust’s administrator. The Subadviser shall, as part of a complete portfolio compliance testing program, perform quarterly diversification testing under Section 817(h) of the Code. The Subadviser shall provide timely notice each calendar quarter that such diversification was satisfied or if not satisfied, that corrections were made within 30 days of the end of the calendar quarter. The Subadviser shall have no responsibility to monitor certain limitations or restrictions for which the Subadviser has not been provided sufficient information in accordance with Section 1 of this Agreement or otherwise. All such monitoring shall be the responsibility of the Adviser.

i. The Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of the Subadviser, whether public or private.

j. The Subadviser shall be responsible for the preparation and filing of Schedule 13G and Form 13F on behalf of the Portfolio. The Subadviser shall not be responsible for the preparation or filing of any other reports required of the Portfolio by any governmental or regulatory agency, except as expressly agreed to in writing.

k. While the parties hereby agree that the Subadviser is not primarily responsible for the valuation of the Portfolio’s assets, as the delegate of the Trustees of the Trust, the Subadviser shall provide the Adviser with information providing the basis for reasonable and good faith fair valuations for any securities or other financial instruments in the Portfolio for which the Subadviser deems current market quotations are either not readily available or not reliable. The Subadviser will also provide fair valuation information in response to the reasonable inquiry of the Adviser or the Adviser’s delegate.

l. The Subadviser will notify the Trust and the Adviser of (i) any assignment of this Agreement or change of control of the Subadviser, as applicable, and

(ii) any changes in the key personnel who are either the portfolio manager(s) who are identified in the Registration Statement of the Portfolio or the principals of the Subadviser, in each case prior to or promptly after, such change, but in no event prior to such information being made publicly available. The Subadviser agrees to bear all reasonable expenses of the Trust, if any, arising out of any assignment by, or change in control of the Subadviser and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio who are identified in the Registration Statement of the Portfolio or the principals of the Subadviser. In the case of an assignment of this Agreement or a change in control, such expenses are agreed to include reimbursement of reasonable costs associated with preparing, printing and mailing information statements to existing shareholders of the Portfolio. In the case of changes in key personnel, such expenses are agreed to include reimbursement of reasonable costs associated with preparing, printing and mailing any supplements to the prospectus to existing shareholders of the Portfolio if such changes involve personnel who are either the portfolio manager(s) of the Portfolio or the principals of the Subadviser identified in the prospectus or Statement of Additional Information.

m. The Subadviser may, but is not obligated to, combine or “batch” orders for client portfolios to obtain best execution, to negotiate more favorable commission rates or to allocate equitably among the Subadviser’s clients differences in prices and commissions or other transaction costs that might have been obtained had such orders been placed independently. Under this procedure, transactions will be averaged as to price and transaction costs and typically will be allocated among the Subadviser’s clients in proportion to the purchase and sale orders placed for each client account on any given day. If the Subadviser cannot obtain execution on all the combined orders at prices or for transaction costs that the Subadviser believes are desirable, the Subadviser will allocate the securities the Subadviser does buy or sell as part of the combined orders by following the Subadviser’s order allocation procedures.

n. The Subadviser will not consult with any other subadviser of the Trust concerning securities transactions of any portfolio of the Trust in securities, other financial instruments or other assets, except as otherwise permitted by the 1940 Act or any rules thereunder.

o. The Subadviser will not be responsible for filing claims in class action settlements related to securities currently or previously held by the Portfolio.

3. Compensation of the Subadviser. In consideration of services rendered pursuant to this Agreement, the Adviser will pay the Subadviser a fee at the annual rate of the value of the Portfolio’s average daily net assets set forth in Schedule A hereto. Such fee shall be accrued daily and paid monthly as soon as practicable, but in no event later than 60 calendar days, after the end of each month. If the Subadviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated. For the purpose of determining fees payable to the Subadviser, the value of the Portfolio’s net assets shall be computed at the times and in the manner specified in the Trust’s Registration Statement. In the event a dispute arises regarding the calculation of the fee payable by the Adviser to the Subadviser, the parties agree to settle such dispute in good faith.

4. Activities of the Subadviser. The services of the Subadviser hereunder are not to be deemed exclusive and nothing in this Agreement shall limit or restrict the right of the Subadviser, its affiliates and any of their principals, members, directors, officers or employees to render the same, similar or dissimilar services to others, to engage in other activities or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association, so long as such other services and activities do not, during the term of this Agreement, interfere with the Subadviser’s ability to meet its obligations hereunder. It is understood that the Subadviser, its affiliates and their respective principals, members, employees, officers or directors may give advice and take action for its other clients or themselves that may differ from advice given, or the timing or nature of action taken, for the Portfolio. The Subadviser is not obligated to initiate transactions for the Portfolio in any security that the Subadviser, its affiliates and their respective principals, members, employees, officers or directors may purchase or sell for its or their own accounts or other clients.

The Subadviser shall be subject to a written code of ethics adopted by it that conforms to the requirements of Rule 17j-1(b) of the 1940 Act, and shall not be subject to any other code of ethics, including the Adviser’s code of ethics, unless specifically adopted by the Subadviser.

5. Use of Names. The Subadviser hereby consents to the Portfolio being named the AQR Global Risk Balanced Portfolio. The Adviser shall not use the name “AQR” and any of the other names of the Subadviser or its affiliated companies and any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Subadviser or any of its affiliates in any prospectus, statement of additional information, sales literature, proxy statement, report to shareholders or other material relating to the Trust in any manner not approved prior thereto by the Subadviser; provided, however, that the Subadviser shall approve all uses of its name and that of its affiliates which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld. The Subadviser shall not use the name of the Trust, the Adviser or any of their affiliates in any material relating to the Subadviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser shall approve all uses of its or the Trust’s name which merely refer in accurate terms to the appointment of the Subadviser hereunder or which are required by the SEC or a state securities commission; and, provided, further, that in no event shall such approval be unreasonably withheld.

The Adviser recognizes that from time to time directors, officers and employees of the Subadviser may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name “AQR” or any derivative or abbreviation thereof as part of their name, and that the Subadviser or its affiliates may enter into investment advisory, administration or other agreements with other entities and the other entities may include the name “AQR” or any derivative or abbreviation thereof as part of their names.

Upon termination of this Agreement for any reason, the Adviser shall within 30 days (i) cease and cause the Portfolio and the Trust to cease all use of the name and mark “AQR,” and (ii) take all necessary action to cause the Trust’s Registration Statement and any other relevant documentation to be amended to accomplish a change of name and to reflect that the Subadviser no longer serves as subadviser to the Portfolio.

6. Liability and Indemnification.

a. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Subadviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust as a result of any error of judgment or mistake of law by the Subadviser with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Subadviser for, and the Subadviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act ) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Subadviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Subadviser Indemnitees (as defined below) for use therein.

b. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Subadviser as a result of any error of judgment or mistake of law by the Adviser with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Subadviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Subadviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder, (ii) any failure by the Adviser to properly notify the Subadviser of changes to the Registration Statement or any Charter Requirements that leads to any such losses, claims, damages, liabilities or litigation to which any of the Subadviser Indemnitees may be subject or (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by a Subadviser Indemnitee for use therein.

7. Limitation of Trust’s Liability. The Subadviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Agreement and Declaration of Trust. The Subadviser agrees that any of the Trust’s obligations shall be limited to the assets of the Portfolio and that the Subadviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent (other than the Adviser) of the Trust.

8. Renewal, Termination and Amendment. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of one year and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance as to the Portfolio is specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Portfolio or by vote of a majority of the Trust’s Board of Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party. This Agreement may be terminated as to the Portfolio at any time, without payment of any penalty, by the Trust’s Board of Trustees, by the Adviser, or by a vote of the majority of the outstanding voting securities of the Portfolio upon 60 days’ prior written notice to the Subadviser, or by the Subadviser upon 90 days’ prior written notice to the Adviser, or upon such shorter notice as may be mutually agreed upon. This Agreement shall terminate automatically and immediately upon termination of the Management Agreement between the Adviser and the Trust. This Agreement shall terminate automatically and immediately in the event of its assignment, except as otherwise provided by any rule of, or action by, the SEC. The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act. In conjunction with the termination of this Agreement, the parties agree to negotiate a plan of transition for the Portfolio in good faith. This Agreement may be amended by written instrument at any time by the Subadviser and the Adviser, subject to approval by the Trust’s Board of Trustees and, if required by applicable SEC rules, regulations, or orders, a vote of a majority of the Portfolio’s outstanding voting securities.

9. Confidential Relationship. Any information and advice furnished by any party to this Agreement to the other party or parties shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except (i) as required by law, rule or regulation or (ii) with respect to disclosure to a party’s officers, directors, employees, professional advisers or service providers (“Representatives”) that need to know such information solely in connection with the performance of such party’s duties and obligations under this Agreement. The foregoing shall not apply to any information that is public when provided or thereafter becomes public, unless the party receiving the information knows or reasonably should have known that the information became public as a result of a wrongful or illegal act. All information disclosed as required by law, rule or regulation shall nonetheless continue to be deemed confidential. The Subadviser retains all rights in and to any of its proprietary investment models, strategies and approaches used by or on behalf of the Portfolio and any models, strategies or approaches based upon or derived from them.

The Adviser hereby consents to the disclosure to third parties of (i) investment results and other data of the Adviser or the Portfolio in connection with providing composite investment results of the Subadviser and (ii) investments and transactions of the Adviser or the Portfolio in connection with providing composite information of clients of the Subadviser.

10. Cooperation with Regulatory Authorities. The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12. Custodian. The Portfolio assets shall be maintained in the custody of its custodian. The Subadviser is authorized, as agent of the Portfolio, to give instructions to the custodian with respect to the assets of the Portfolio in order to carry out its duties under the terms of this Agreement, including, with respect to the delivery of securities and other investments and payments of cash for the account of the Portfolio. Any assets added to the Portfolio shall be delivered directly to such custodian. The Subadviser shall have no liability for the acts or omissions of any custodian of the Portfolio’s assets. Subject to Section 2(f), the Subadviser shall have no responsibility for the segregation requirement of the 1940 Act or other applicable law other than to notify the custodian of investments that require segregation and appropriate assets for segregation.

13. Notices. All notices hereunder shall be provided in writing, by facsimile or by e-mail. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by facsimile; or upon read receipt or reply if delivered by e-mail, at the following addresses:

If to Trust:	Brighthouse Funds Trust I
One Financial Center

Boston, Massachusetts 02111
Attn: Kristi Slavin
kslavin@brighthousefinancial.com (e-mail)

If to Adviser:	Brighthouse Investment Advisers, LLC
One Financial Center
Boston, Massachusetts 02111
Attn: Kristi Slavin
kslavin@brighthousefinancial.com (e-mail)

If to Subadviser:	AQR Capital Management, LLC
2 Greenwich Plaza
Greenwich, CT 06830
Attn: Nicole DonVito
Email: Nicole.Donvito@aqr.com

14. Information. The Adviser hereby acknowledges that it and the Trustees of the Trust have been provided with all information necessary in connection with the services to be provided by the Subadviser hereunder, including a copy of Part II of the Subadviser’s Form ADV at least 48 hours prior to the Adviser’s execution of this Agreement, and any other information that the Adviser or the Trustees deem necessary.

15. Miscellaneous. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware and the applicable provisions of the 1940 Act. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BRIGHTHOUSE INVESTMENT ADVISERS, LLC

By:	/s/ Kristi Slavin
Kristi Slavin
President

AQR CAPITAL MANAGEMENT, LLC

By:	/s/ Nicole DonVito
Name:	Nicole DonVito
Title:	Senior Counsel & Head of Registered Products AQR Capital Management, LLC

SCHEDULE A

Percentage of average daily net assets:

AQR Global Risk Balanced Portfolio	0.375% of first $250 million of such assets plus 0.350% on next $500 million of such assets plus 0.325% on next $250 million of such assets plus 0.290% on next $2.5 billion of such assets plus 0.260% of such assets over $3.5 billion